                                                                    Exhibit 4.A

SHARE PURCHASE AGREEMENT entered into in the Province of Quebec this 17th day of January, 1990.

BY AND BETWEEN:                             NORTH AMERICAN VACCINE, INC., a
                                            corporation duly existing under the
                                            Canada Business Corporations Act,
                                            having its head office in the
                                            Montreal Urban Community, Quebec

                                            (hereinafter referred to as "NAVA")

                                            PARTY OF THE FIRST PART

AND:                                        IAF BIOCHEM INTERNATIONAL INC., a
                                            corporation duly existing under
                                            Part 1A of the Quebec Companies
                                            Act, having its head office in the
                                            City of Laval, Quebec

                                            (hereinafter referred to as "BioChem")

                                            PARTY OF THE SECOND PART

        WHEREAS NAVA has been duly constituted and has a valid existence under the provisions of the Canada Business Corporations Act and will directly or through its subsidiaries, engage in the research, development, manufacturing and marketing of human immuno-biological products;

        WHEREAS the offering of approximately 9,034,412 common shares of NAVA will be registered under the provisions of the United States Securities Act of 1933;

        WHEREAS approximately 13,735,399 common shares of NAVA will be approved for listing on the American Stock Exchange ("AMEX");

        WHEREAS BioChem is desirous of subscribing for approximately four million five hundred and seventeen thousand two hundred and six (4,517,206) common shares (the "Common Shares") and one million (1,000,000) Series A preferred shares (the "Preferred Shares") in the share capital of NAVA, issuable from the treasury of NAVA, (hereinafter collectively referred to as the "Shares"), and certain options, warrants or other rights to acquire additional shares of NAVA (the "Options"), the whole on the terms and conditions hereinafter set out;

        WHEREAS the consideration for the issuance of the Shares and the Options is i) the sum of five million dollars in lawful currency of the United States (U.S. $5,000,000) payable by wire transfer of immediately available U.S. funds by BioChem to NAVA on the Closing Date, ii) the issuance by BioChem on the Closing Date of four hundred ninety eight thousand nine hundred eighty four (498,984) common shares of Biochem and iii) the transfer by BioChem to NAVA of certain technology and other interests, pursuant to the Technology Transfer Agreement, (i), ii) and iii) are hereinafter referred to as the "Purchase Price"), the whole on the terms and conditions hereinafter set out;

        WHEREAS NAVA is desirous of issuing the Shares and Options to BioChem in the numbers and for the Purchase Price as aforesaid, the whole subject to the terms and conditions hereinafter set forth:

         NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

                                  SECTION ONE

                                 INTERPRETATION

1.1 Definitions: - Unless the subject matter or context otherwise requires:

        (a) "American Vaccine" means American Vaccine Corporation, a corporation incorporated under the laws of Delaware.

        (b) "AMVAX" means Amvax, Inc., a wholly-owned subsidiary of American Vaccine incorporated under the laws of Delaware.

        (c) "Agreement" means this Agreement and any instrument supplemental or ancillary hereto;


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                                      -3-

               and the expressions "recital", "Article", "section", "subsection", "paragraph" and "subparagraph" followed by a number or letter or combination thereof mean and refer to the specified recital, Article, section, subsection, paragraph or subparagraph of this Agreement.

        (d) "American Vaccine Financial Statements" means the audited financial statements of American Vaccine on a consolidated basis as of and for the period ended December 31, 1988.

        (e) "American Vaccine Unaudited Financial Statements" means the unaudited financial statements of American Vaccine on a consolidated basis as of and for the period ended June 30, 1989.

        (f) "Assignment and Amendment Agreement" means the agreement made as of January 9, 1990 among CPDL, BioChem and NAVA pursuant to which the CPDL Agreements are assigned to NAVA.

        (g) "BioChem Common Shares" means the four hundred and ninety eight thousand nine hundred eighty four (498,984) common shares of BioChem to be issued to NAVA as part of the Purchase Price.

        (h) "BioChem Financial Statements" means the audited financial statements of BioChem as of and for the period ended January 31, 1989.

        (i) "BioChem Unaudited Financial Statements" means the unaudited financial statements of BioChem as of and for the period ended July 31, 1989.

        (j) "Closing" means the completion of all procedures and the delivery of all documents and opinions required to consummate the transactions contemplated herein and the payment of the Purchase Price; and "Closing Date" means the date specified in section 3.1 on which the Closing shall occur.

        (k) "Common Shares" means the approximately 4,517,206 common shares, no par value, of the share capital of NAVA to be issued to BioChem.


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                                      -4-

        (l)    "CPDL" means Canadian Patents and Development Limited.

        (m) "CPDL Agreements" means the agreements entered into between BioChem and the Canadian Patents Development Limited dated July 27, 1987 and June 27, 1988 respectively.

        (n) "The Frost Group" means Frost-Nevada Limited Partnership, IVAX Corporation and Dr. Phillip Frost.

        (o) "IAF Vaccines" means the corporation to be formed in the event that the IAF Vaccines Transaction is completed and of which BioChem will hold all of the voting equity.

        (p) "IAF Vaccines Transaction" means the proposed acquisition of the vaccine division of Institut Armand-Frappier by IAF Vaccines pursuant to the terms of the memorandum of agreement entered into between Institut Armand-Frappier and BioChem dated December 21, 1989.

        (q) "NAVA Merger Sub" means NAVA Acquiring Corp., a wholly-owned subsidiary of NAVA incorporated under the laws of Delaware.

        (r) "NTIS" means the National Technical Information Service, a primary operating unit of the United States Department of Commerce.

        (s) "NTIS Agreement" means the License Agreement entered into between Selcore Laboratories, Inc. (the predecessor of American Vaccine) and NTIS on March 25, 1988.

        (t) "Options" means such options and warrants of NAVA as will permit BioChem to maintain its 50% fully diluted ownership as of the Closing Date of the issued and outstanding Common Shares of NAVA after giving effect to the transactions contemplated by this Agreement, the terms of which are described in Schedule 1 hereto.

        (u) "Preferred Shares" means the one million (1,000,000) Series A Preferred Shares, no par value, of the share capital of NAVA to be issued to BioChem on the Closing Date.


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                                      -5-
        (v) "Pertussis Technology" means the inventions commonly known as methods of preparing toxoid and fermentation level cultivation of Bordetella pertussis and all technical knowledge and techniques relating generally to the inventions and which inventions, technical knowledge and techniques are the subject of the NTIS Agreement and the Sekura Agreement.

        (w) "Purchase Price" means i) the sum of five million dollars in lawful currency of the United States (US $5,000,000) payable by wire transfer of immediately available U.S. funds by BioChem to NAVA on the Closing Date, ii) the BioChem Common Shares and iii) certain technology and other interests to be transferred on the Closing Date by BioChem to NAVA pursuant to the Technology Transfer Agreement.

        (x) "Registration Statement" means the preliminary registration statement on Form S-4 as filed with the Securities and Exchange Commission by NAVA on October 17, 1989 and all exhibits and amendments thereto, including without limitation, the Annual Report of American Vaccine on Form 10-K for the year ended December 31, 1988 and the Quarterly Reports on Form 10-Q of American Vaccine for the quarters ended March 31, 1989 and June 30, 1989.

        (y) "Reorganization" means the merger of NAVA Merger Sub with and into American Vaccine as described in the Registration Statement.

        (z) "Sekura Agreement" means the Amended and Restated Pertussis Vaccine Patent License Agreement entered into between Selcore Laboratories, Inc. (the predecessor of American Vaccine) and Ronald D. Sekura on October 13, 1987.

        (aa) "Shareholders' Agreement" means the agreement dated January 17, 1990 among BioChem and The Frost Group in substantially the form of Schedule 2 hereto.

        (ab)   "Shares" means the Common Shares and Preferred Shares.

        (ac) "Technology Transfer Agreement" means the agreement dated January 17, 1990 between BioChem and NAVA and substantially in the form of Schedule 3 hereto.


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                                      -6-

1.2 Schedules: The following Schedules attached or referred to in this Agreement are an integral part of this Agreement:

               Schedule 1  - Terms of the Options
               Schedule 2  - Form of Shareholders' Agreement
               Schedule 3  - Form of Technology Transfer Agreement
               Schedule 4  - Registration Rights

1.3     Extended Meanings:   -   Words importing the singular number include
        the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.4 Interpretation Not Affected by Headings: - The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.5 Applicable Law: - This Agreement shall be deemed to have been made in the Province of Quebec and shall be interpreted in accordance with and be governed by the laws of Quebec and the laws of Canada applicable therein.

1.6 Funds: - All dollar amounts referred to in this Agreement are in lawful money of the United States, unless otherwise stated.

1.7 Paramountcy: - If any provision of this Agreement conflicts with the incorporating documents or any by-law of NAVA, American Vaccine or AMVAX, the provisions of this Agreement shall prevail to the extent permitted by law.

1.8 Severability: - In the event that any provision or provisions of this Agreement is or are illegal under the laws of the Province of Quebec, then such provision or provisions shall be deemed not to have been written into this Agreement and the remaining terms and provisions thereof shall subsist and remain enforceable. Upon the determination that any such provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are fulfilled to the extent possible.


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                                      -7-

1.9 Business Day: - In the event that any action to be taken hereunder falls on a Saturday, Sunday or any legal holiday ("non-business day") either in Canada or the United States, then such action shall be taken on the next succeeding day other than a non-business day.

                                  SECTION TWO

                                  SUBSCRIPTION

2.1 Subscription for Shares: Subject to the terms and conditions hereof, BioChem agrees to purchase, on the Closing Date, approximately four million five hundred seventeen thousand two hundred six (4,517,206) Common Shares of NAVA, one million (1,000,000) Series A Preferred Shares of NAVA and Options to acquire approximately one million one hundred ninety two thousand seven hundred ninety nine (1,192,799) Common Shares of NAVA for an aggregate consideration equal to the Purchase Price.

2.2     Exercise of Options:

        (a) Schedule 1 hereto sets forth certain information concerning the options and warrants of NAVA (the "NAVA Options") granted to the holders specified in Schedule 1. NAVA shall have the right, by action of the Board of Directors, at any time and from time to time, to change any of the terms of the NAVA Options set forth in Schedule 1. Any reference in this Agreement to "the terms set forth in Schedule 1" shall refer to the terms of the NAVA Options as they may be changed from time to time by action of the NAVA Board of Directors.

        (b) BioChem may exercise its Options in accordance with the terms set forth in Schedule 1 with respect to the corresponding NAVA Options only if and to the extent that any holder thereof exercises its NAVA Options and for the same number of NAVA common shares for which such Options are exercised. The Options shall lapse and be of no further legal effect as, when and to the extent that the corresponding NAVA Options lapse and become without legal effect.

        (c) Within five (5) business days following the exercise of any NAVA Options, NAVA shall furnish BioChem with a written notice of such exercise specifying (i) the number of common shares of NAVA


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                                      -8-

        issued upon the exercise of such NAVA Options, (ii) the purchase price paid to NAVA for such common shares, (iii) the expiry date of such NAVA Options and (iv) such other information concerning such exercise of NAVA Options as NAVA shall deem appropriate. BioChem shall have the right to exercise such number of Options as shall result in the issuance to BioChem of the same number of common shares as were issued to the holder or holders of the NAVA Options exercised as described above by paying in cash the purchase price of the common shares by the later of 90 days from receipt of such notice or the expiry date of such NAVA Options.

2.3 Allocation: The parties agree to allocate the amount of the Purchase Price as follows:

        (i)    as to the Options the sum of U.S. $3,382,062;
        (ii)   as to the Preferred Shares: (a) the sum of U.S. $1,617,938, and
               (b) 463,206.2 of the BioChem Common Shares;
        (iii) as to the Common Shares: (a) 35,777.8 of the BioChem Common Shares, and (b) the interests to be transferred by BioChem to NAVA pursuant to Section 2 of the Technology Transfer Agreement.

        The parties shall jointly elect under the provisions of the Income Tax Act (Canada) and the Quebec Taxation Act that BioChem's proceeds of disposition of the intangible consideration and NAVA's cost of the intangible consideration shall be an amount equal to the adjusted cost base of the intangible consideration to BioChem. The parties further agree to jointly make the necessary elections and to execute and file the prescribed election forms and any other documents required pursuant to section 85 of the Income Tax Act (Canada) and the corresponding sections of the Taxation Act (Quebec) and any regulations under such Acts.

                                 SECTION THREE

                                     CLOSING

3.1 Closing Date: The Closing of the purchase by BioChem of the Shares and Options shall take place at the offices of Stikeman, Elliott at 1155 Rene-Levesque Blvd., West, Suite 3900, Montreal, Quebec on February 27, 1990 at 10:00 a.m. or such other date, time or place as the parties hereto may mutually agree but in no event


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                                      -9-

        prior to the filing of a Certificate of Merger with the Office of the Secretary of State of the State of Delaware with respect to the consummation of the Reorganization.

3.2 Conditions of Closing in favour of BioChem: The obligation of BioChem to purchase the Shares and the Options as contemplated under Section 2 hereof and to perform its other obligations hereunder is subject to (i) the simultaneous completion of the Reorganization, and (ii) the fulfillment of the following conditions precedent being satisfied on or prior to the Closing Date, it being understood that the said conditions are for the exclusive benefit of BioChem and may be waived in writing, in whole or in part, by BioChem at any time prior to the Closing Date:

        (a) the common shares of NAVA shall be listed or approved for listing on AMEX;

        (b) the representations and warranties contained in Section 4.1 hereof shall be true, correct and complete in all material respects on and as of the date made and on the Closing Date and on the Closing Date NAVA shall deliver a certificate confirming the foregoing in form and substance satisfactory to BioChem;

        (c) the Shareholders' Agreement shall have been executed and delivered by all parties thereto;

        (d) except as disclosed in the Registration Statement i) no action, suit or proceeding against NAVA, American Vaccine or AMVAX shall have been instituted or threatened before or by any U.S., Canadian or other court or tribunal or governmental agency or other regulatory or administrative agency or commission or other third party, and no legislation, rule or regulation shall have been proposed, implemented or enacted which action, suit, proceeding or legislation, rule or regulation seeks to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby or of the Reorganization and ii) no material adverse change in (or any condition or event which would have a material adverse effect on) the business, assets, capitalization or financial condition of American Vaccine on a consolidated basis since June 30, 1989 shall have occurred;


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                                      -10-

        (e) all orders, exemptions and rulings from applicable regulatory authorities where such are required to be obtained shall have been received;

        (f) counsel to BioChem shall have delivered to BioChem an opinion confirming that the transactions contemplated hereby do not result in any material adverse Canadian income tax consequences for BioChem;

        (g) all proceedings shall have been taken by NAVA and American Vaccine in accordance with applicable law as are required to complete the transactions contemplated hereby including completion of the Reorganization;

        (h) the Board of Directors of American Vaccine and NAVA, as the case may be, shall have approved the purchase by BioChem of the Shares and the options and the shareholders of American Vaccine shall have approved the Reorganization and American Vaccine and NAVA, as the case may be, shall have provided BioChem with certified copies of resolutions duly adopted by its Board of Directors in connection with the foregoing;

        (i) BioChem shall have received legal opinions in form and substance satisfactory to it from Stikeman, Elliott and from Shaw, Pittman, Potts & Trowbridge;

        (j) NAVA shall have delivered to BioChem one or more certificates, duly registered in the name of BioChem, representing the Common Shares and Preferred Shares purchased by it, and such agreements and instruments as shall be necessary to issue or vest title to the Options in BioChem;

        (k) all documents shall have been executed in a manner that is satisfactory in form and substance to BioChem;

        (l) BioChem shall have obtained all consents, amendments and modifications to any agreements or other documents which are required in order to consummate, validly and enforceably, the transactions contemplated herein.


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                                      -11-

3.3 Conditions of Closing in favour of NAVA: The obligation of NAVA to sell the Shares and the Options as contemplated under Section 2 hereof and to perform its other obligations hereunder is subject to the following conditions precedent being satisfied on or prior to the Closing Date, it being understood that the said conditions are for the exclusive benefit of NAVA and may be waived in whole or in part by NAVA at any time prior to the Closing Date:

        (a) the representations and warranties contained in Section 4.2 hereof shall be true, correct and complete in all material respects on and as of the date made and on the Closing Date and on the Closing Date BioChem shall deliver a certificate confirming the foregoing in form and substance satisfactory to NAVA and counsel to NAVA;

        (b) (i) no action, suit or proceeding against NAVA, BioChem, American Vaccine or AMVAX shall have been instituted or threatened before or by any U.S., Canadian or other court or tribunal or governmental agency or other regulatory or administrative agency or commission or other third party, and no legislation, rule or regulation shall have been proposed, implemented or enacted which action, suit, proceeding or legislation, rule or regulation seeks to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby and (ii) no material adverse change in (or any condition or event which would have a material adverse effect on) the business, assets, capitalization or financial condition of BioChem since July 31, 1989 shall have occurred (except any change resulting from the IAF Vaccines Transaction or the financing thereof or the acquisition of voting rights by the holders of the BioChem Preferred Shares in accordance with the terms currently attached to such shares, it being understood, in this latter case, that the occurrence of any change that gives rise to the acquisition of such voting rights is not an excepted material adverse change for the purposes hereof);

        (c) all orders, exemptions and rulings from applicable regulatory authorities where such are required to be obtained shall have been received;


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                                      -12-

        (d) Shaw, Pittman, Potts & Trowbridge shall have delivered to American Vaccine an opinion confirming that the transactions contemplated hereby (including the Reorganization) will not result in any material adverse income tax consequences for American Vaccine;

        (e) all proceedings shall have been taken by BioChem in accordance with applicable law as are required to complete the transactions contemplated hereby;

        (f) the Board of Directors of BioChem shall have approved the transactions contemplated hereby and BioChem shall have furnished NAVA with certified copies of resolutions duly adopted by its Board of Directors in connection with the foregoing;

        (g) NAVA shall have received a legal opinion in form and substance satisfactory to it from Stikeman, Elliott;

        (h) Bear, Stearns & Co., Inc. ("Bear Stearns") shall have delivered to the Board of Directors of American Vaccine an opinion as to the fairness of the purchase by BioChem of the Shares and the Options and of the Reorganization to the American Vaccine Stockholders from a financial point of view;

        (i) BioChem shall have executed and delivered the Technology Transfer Agreement and the Assignment and Amendment Agreement;

        (j) BioChem shall have paid the cash portion of the Purchase Price, shall have delivered to NAVA one or more share certificates duly registered in the name of NAVA representing the Biochem Common Shares and shall have transferred certain technology and other interests to NAVA pursuant to the Technology Transfer Agreement;

        (k) the Shareholders' Agreement shall have been executed and delivered by all parties thereto;

        (l) all documents shall have been executed in a manner that is satisfactory in form and substance to NAVA;

        (m) American Vaccine and AMVAX shall have obtained all consents, amendments and modifications to any agreements or other documents which are required in order to consummate, validly and enforceably, the transactions contemplated herein;

                                  SECTION FOUR

                         REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of NAVA: NAVA represents and warrants, for itself and American Vaccine and AMVAX, to BioChem as follows:

        (a) that NAVA, American Vaccine and AMVAX are validly existing corporations in good standing under the laws of their jurisdictions of incorporation and that each has all necessary corporate power to execute and deliver the Agreement and all related agreements contemplated hereby and to complete the transactions contemplated hereby;

        (b) that the authorization, execution, delivery or performance by NAVA of the Agreement is not in conflict with and does not or will not result in a breach or after notice or lapse of time or both will not result in a breach of any of the terms or provisions of NAVA's articles or by-laws or of the material contracts, agreements or undertakings to which it is a party or to which it may be subject, as the case may be;

        (c) the authorized share capital of NAVA consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series of which approximately 9,034,412 common shares and 2,000,000 Series A preferred shares will, on the Closing Date, have been duly authorized for issuance and sale and when issued and delivered by NAVA pursuant to this Agreement and the Agreement and Plan of Merger among NAVA, NAVA Merger Sub and American Vaccine dated as of October 25, 1989 (the "Merger Agreement") against payment of the consideration set out in the Agreement and the Merger Agreement, will be validly issued and fully paid and non-assessable;

        (d) the authorized share capital of American Vaccine consists of ten million (10,000,000) shares of common stock, $.01 par value per share, and two million (2,000,000) shares of preferred stock

               $.01 par value per share, issuable in series, and all of the issued and outstanding capital stock of American Vaccine is legally issued and outstanding as fully paid and non-assessable;

        (e) the authorized share capital of AMVAX consists of 1,000,000 shares of common stock s.01 par value per share and 250,000 shares of preferred stock $30.00 par value per share, and all of the issued and outstanding capital stock of AMVAX is legally issued and outstanding as fully paid and nonassessable;

        (f) that as of the Closing Date, NAVA will own beneficially all of the issued and outstanding shares of American Vaccine which in turn as of the Closing Date will own all of the issued and outstanding shares of AMVAX, and that each of NAVA, American Vaccine and AMVAX is duly licensed, qualified to do business and in good standing in all jurisdictions in which they carry on their business except where failure to do so does not have a material adverse effect on each such corporation respectively;

        (g) that American Vaccine has no subsidiary, affiliated corporation or controlling interest in any partnership, joint venture or similar entity except for AMVAX;

        (h) that AMVAX has no subsidiary, affiliate corporation or controlling interest in any partnership, joint venture or similar entity;

        (i) the American Vaccine Financial Statements present fairly in all material respects the financial position of American Vaccine on a consolidated basis as of December 31, 1988 and the results of operations and cash flow for the nine months then ended, in conformity with U.S. generally accepted accounting principles;

        (j) the American Vaccine Unaudited Financial Statements present fairly in all material respects the financial position of American Vaccine on a consolidated basis as of June 30, 1989 and the results of operations and cash flow for the six months then ended, in conformity with U.S. generally accepted accounting principles;

        (k) except as disclosed in the Registration Statement, since June 30, 1989, there has been no material adverse change to the assets, liabilities, or financial position of American Vaccine on a consolidated basis other than changes arising in the ordinary course of business;

        (l) that there are no outstanding agreements, options, commitments, rights or privileges, preemptive or contractual, giving any person the right to purchase or otherwise acquire any securities of NAVA, American Vaccine and AMVAX, except for the outstanding Series A Preferred Stock of American Vaccine and stock options and warrants of American Vaccine as set forth in Schedule 1 hereto and except as otherwise disclosed in the Agreement;

        (m) that as of the Closing Date, (i) NAVA and American Vaccine will have made all necessary filings with all governmental and regulatory authorities, securities commissions and exchanges required to effect the transactions contemplated hereby, (ii) NAVA, American Vaccine and AMVAX will have duly filed all tax returns that are required to have been filed in applicable jurisdictions, (iii) each such return is complete, accurate and in compliance with applicable law and regulations in all material respects, and (iv) each of NAVA, American Vaccine and AMVAX will have paid or provided for all such taxes of any nature whatsoever, with any related penalties, interest and liabilities, that are or would be shown on such tax returns as due and payable on or before the Closing Date, other than such taxes as are being contested in good faith;

        (n) that no order suspending or prohibiting the sale or the trading of shares or of any securities of NAVA, American Vaccine and AMVAX has been issued by any court, securities commission or regulatory authority and no proceedings for such purpose are pending or, to NAVA's knowledge, threatened;

        (o) except as disclosed in the Registration Statement and except for claims which have been provided for or reserved against in the most recent balance sheet of the applicable corporation furnished to BioChem, or except as disclosed and accepted by the other party in the Agreement, there are no asserted claims or unasserted claims of which NAVA, American Vaccine or AMVAX is aware, as it pertains to each corporation, against such corporation or any litigation, action, suit or other claim by or before any court, tribunal, governmental agency or authority, securities commission or regulatory body that is material to the business, affairs, property or assets of NAVA or American Vaccine on a consolidated basis, as the case may be including, without limitation, claims for breach of warranty or product liability, claims challenging the ownership or use by any such corporation of any material asset and claims asserting the invalidity of this Agreement or seeking to prevent any of the transactions contemplated hereby;

        (p) except as disclosed in the Registration Statement, to the best of NAVA's knowledge after reasonable investigation, i) the Pertussis Technology, including all intellectual property rights therein, the use thereof, and the marketing and distribution of products produced through such use, do not infringe upon any patent, copyright, trade secret or other proprietary right held by any third party; (ii) no proceedings have been instituted, are pending or threatened which challenge the rights granted to American Vaccine under the NTIS Agreement and the Sekura Agreement or the validity of NTIS's and/or Ronald D. Sekura's intellectual property rights in the Pertussis Technology and
               (iii) none of the patents, copyrights, or other proprietary rights of NTIS and Ronald D. Sekura in the Pertussis Technology are being infringed upon by others, and none of such rights are subject to any outstanding order or judgment;

        (q) the NTIS Agreement and the Sekura Agreement constitute valid and binding contracts enforceable according to their terms;

        (r) except as disclosed in the Registration Statement, there are no pending, or to the best of NAVA's knowledge, after reasonable investigation, threatened disputes or controversies with the manufacturers, suppliers, customers, consultants and others having business relations with NAVA, American Vaccine or AMVAX and each such corporation has taken all reasonable security measures to protect the secrecy, confidentiality and value of its respective proprietary and confidential technology and know-how and, to the best of NAVA's knowledge after reasonable investigation, such technology and know-how is not in the public domain, nor has it been used, divulged, or appropriated for the benefit of any person other than such corporations;

        (s) AMVAX has entered into a valid and enforceable agreement with the National Institute of Child Health and Human Development ("NICHD") which provides for payments of up to U.S. $3,500,000 payable for work performed during the period from March 6, 1989 to March 5, 1990 of which AMVAX has, as of June 30, 1989 received U.S. $362,704;

        (t) the Registration Statement does not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made; provided however, that NAVA makes no representation or warranty with respect to the information contained in or omitted from the Registration Statement regarding BioChem or the Institut Armand-Frappier;

        (u) the representations and warranties contained in this Section 4.1 shall be true in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and shall survive any investigations by or on behalf of BioChem and shall survive the Closing.

4.2 Representations and Warranties of BioChem: BioChem represents and warrants to NAVA as follows:

        (a) that it is a corporation validly incorporated and organized and is validly subsisting and in good standing under the laws of its jurisdiction of incorporation and that it has all necessary corporate power to execute and deliver the Agreement and all related agreements contemplated hereby and to complete the transactions contemplated hereby;

        (b) that none of the authorization, execution, delivery or performance by BioChem of the Agreement is in conflict with and none of them does or will result in a breach of or does or will create a state of facts which after notice or lapse of time or both will result in a breach of any of the terms or provisions of its articles or by-laws or of the material contracts, agreements or undertakings to which BioChem may be a party or may be subject, as the case may be;

        (c) the authorized capital of BioChem consists of an unlimited number of common shares and ten million (10,000,000) preferred shares having a paid up capital of one hundred thousand dollars ($100,000) of which seven million three hundred two thousand one hundred sixty five (7,302,165) common shares and ten million (10,000,000) preferred shares are legally issued and outstanding as fully paid and non-assessable and that on the Closing Date the BioChem Common Shares will have been duly authorized for issuance and sale to NAVA and will be legally issued and outstanding as fully paid and nonassessable;

        (d) that there are no outstanding agreements, options, commitments, rights or privileges, preemptive or contractual, giving any person the right to purchase or otherwise acquire any securities of BioChem except for stock options and warrants of BioChem for an aggregate number of 1,646,451 common shares of BioChem and except as otherwise disclosed in the Agreement;

        (e) the BioChem Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis and fairly present the assets, liabilities and shareholders' equity of BioChem as well as its financial position for the period ended on such a day;

        (f) the BioChem Unaudited Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis and fairly present the assets, liabilities and shareholders' equity of BioChem as well as its financial position for the period ended on such a day;

        (g) since July 31, 1989, there has been no material adverse change to the assets, liabilities, or financial position of BioChem other than changes arising in the ordinary course of business;

        (h) that as of the Closing Date, (i) BioChem will have made all necessary filings with all governmental and regulatory authorities, securities commissions and exchanges required to effect the transactions contemplated hereby, (ii) BioChem will have duly filed all tax returns that are required to have been filed in applicable jurisdictions, (iii) each such return is complete, accurate and in compliance with applicable law and regulations in all material respects, and (iv) BioChem will have paid or provided for all such taxes of any nature whatsoever, with any related penalties, interest and liabilities, that are or would be shown on such tax returns as due and payable on or before the Closing Date, other than such taxes as are being contested in good faith;

        (i) that no order suspending the sale or the trading of shares or of any securities of BioChem has been issued by any court, securities commission or regulatory authority and no proceedings for such purpose are pending or, to BioChem's knowledge, threatened;

        (j) except as disclosed in the Registration Statement, or except for claims which have been provided for or reserved against in the most recent balance sheet of BioChem furnished to NAVA, or except as disclosed and accepted by the other party in the Agreement, there are no asserted claims or unasserted claims of which BioChem is aware or any litigation, action, suit or other claim by or before any court, tribunal, governmental agency or authority, securities commission or regulatory body that is material to the business, affairs, property or assets of BioChem;

        (k) that the CPDL Agreements, the Technology Transfer Agreement and the Assignment and Amendment Agreement constitute valid and binding contracts enforceable according to their terms;

        (l) that the Registration Statement with respect to the information provided by or pertaining to BioChem or the Institut Armand-Frappier, or to BioChem's knowledge, with respect to NAVA, does not contain an untrue statement of any material fact or omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made;

        (m) the representations and warranties set out at Section 8 (a) of the Technology Transfer Agreement are true and correct;

        (n) no consent, approval or other action of any third party is required to be obtained by BioChem, or to BioChem's knowledge, by NAVA in connection with the transactions contemplated in this Agreement except the consent of CPDL to the Assignment and Amendment Agreement and the requisite approvals of securities regulatory authorities and stock exchanges, each of which shall be obtained by BioChem prior to the Closing;

        (o) the representations and warranties contained in this Section 4.2 shall be true in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and shall survive any investigations by or on behalf of NAVA and shall survive the Closing.

                                  SECTION FIVE

                                    COVENANTS

5.1 Covenants: NAVA (for itself and for American Vaccine and AMVAX) on one part and BioChem, on the other part, each covenant and agree during the period commencing on the date hereof and continuing until the Closing Date, except as required in order to consummate the transactions contemplated hereby and except as required by law:

        (a) to carry on their respective business in, and only in, the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business to use all reasonable efforts to preserve intact their present business organizations and keep available the services of their present officers and employees and others having business dealings with them to the end that their respective goodwill and business shall be maintained;

        (b) not to declare any dividends on or make other distributions in respect of their outstanding shares and not to amend their respective Articles or By-laws;

        (c) not to issue, authorize or propose the issuance of, or purchase or propose the purchase of, any shares of their respective capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities (other than such as are currently outstanding or contemplated by either corporation pursuant to written agreements, stock option plans, warrants, letters of intent, private placements or other commitments and which have been disclosed to the other party hereto in the Agreement);

        (d) not to acquire, or agree to acquire, by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to the business or financial condition of the affected corporation (except in the case of BioChem, the IAF Vaccines Transaction);

        (e) not to sell, lease or otherwise dispose of any of their assets that are material, individually or in the aggregate, to their respective business or financial condition (except that American Vaccine may enter into a lease or purchase arrangement with respect to a manufacturing facility located in Beltsville, Maryland, upon terms and conditions subject to the approval of BioChem, such approval not to be unreasonably withheld);

        (f) in the case of NAVA not to guarantee the payment of indebtedness or incur indebtedness for money borrowed except in the ordinary course of business or issue or sell any debt securities;

        (g) to cooperate fully with each other in making available and providing access to all books, records, documents, management personnel and their independent auditors.

                                  SECTION SIX

                                    SURVIVAL

6.1     Survival of Representations, Warranties, Covenants and Undertakings:
        The representations, warranties, covenants and undertakings of BioChem and NAVA contained in this Agreement shall survive the Closing; provided, however, that except as otherwise provided in Section Seven, the representations and warranties contained in Section Four shall terminate on the second anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Section Four or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section Six.

                                 SECTION SEVEN

                                INDEMNIFICATION

7.1 Indemnification by BioChem: BioChem agrees to indemnify and hold harmless NAVA, American Vaccine and AMVAX and their affiliates, successors and assigns from and against any and all (a) claims, demands, liabilities, losses, costs or damages (collectively, "Loss") and (b) reasonable attorneys', legal assistants' and accountants' fees and expenses (collectively, "Expense") incurred by NAVA, American Vaccine and AMVAX and their affiliates, successors and assigns in connection with or arising from (i) any breach by BioChem of any of its covenants in this Agreement or in any agreement or instrument contemplated hereby or thereby; (ii) any failure of BioChem to perform any of its obligations in this Agreement or any agreement or instrument contemplated hereby or thereby; or (iii) any breach of any representation of any warranty or the inaccuracy of any representation of BioChem contained or referred to in this Agreement or any certificate referred to herein delivered by or on behalf of BioChem pursuant hereto or thereto. The indemnification provided for in this Section 7.1 shall terminate two (2) years after the Closing Date (and no claims shall be made by NAVA, American Vaccine and AMVAX or their affiliates, successors or assigns under this Section 7.1 thereafter), except that the indemnification by BioChem shall continue as to (a) the covenant of BioChem set forth in Section 8.9, as to which no time limitation shall apply; (b) the representation and warranty set forth in Section 4.2(h), which shall expire no earlier than the date of expiration of the applicable period stipulated in the applicable statute of limitations with respect to liability for any such taxes, penalties, interest or liabilities; and (c) any Loss or Expense of which NAVA, American Vaccine and AMVAX or their affiliates, successors or assigns has notified BioChem in accordance with the requirements of Section 7.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 7.1, as to which the obligation of BioChem shall continue until the liability of BioChem shall have been determined pursuant to this Section Seven, and BioChem shall have reimbursed NAVA, American Vaccine and AMVAX and their affiliates, successors or assigns for the full amount of such Loss and Expense in accordance with this Section Seven.

7.2 Indemnification by NAVA: NAVA agrees to indemnify and hold harmless BioChem and its affiliates, successors and assigns from and against any and all Loss and Expense incurred by BioChem and its affiliates, successors and assigns in connection with or arising from (a) any breach by NAVA of any of its covenants or agreements in this Agreement or any agreement or instrument contemplated hereby or thereby; (b) any failure by NAVA to perform any of its obligations under this Agreement or any agreement or instrument contemplated hereby or thereby; or (c) any breach of any warranty or the inaccuracy of any representation of NAVA contained or referred to in this Agreement or in any certificate referred to herein delivered by or on behalf of NAVA pursuant hereto or thereto. The indemnification provided for in this Section 7.2 shall terminate two (2) years after the Closing Date (and no claims shall be made by BioChem or its affiliates, successors or assigns under this
        Section 7.2 thereafter), except that the indemnification by NAVA shall continue as to i) the covenant of NAVA set forth in Section 8.9 as to which no time limitation shall apply; ii) the representation and warranty set forth in Section 4.1(m) which shall expire no earlier than the date of the expiration of the applicable period stipulated in the applicable statute of limitations with respect to liability for any such taxes, penalties, interest and liabilities; and iii) any Loss or Expense of which BioChem or its affiliates, successors or assigns has notified NAVA in accordance with the requirements of Section 7.3 on or prior to the date such indemnification would otherwise terminate in accordance with this
        Section 7.2, as to which the obligation of NAVA shall continue until the liability of NAVA shall have been determined pursuant to this Section Seven, and NAVA shall have reimbursed BioChem and its affiliates, successors and assigns for the full amount of such Loss and Expense in accordance with this Section Seven.

7.3 Notice of Claims: If NAVA or BioChem believes that any of the persons indemnified under this Section Seven has suffered or incurred any Loss or Expense, NAVA or BioChem shall so notify the other promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement or any certificate delivered pursuant hereto or thereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which any of the indemnified persons intends to claim any liability or expense as Loss or Expense under this Section Seven, any such indemnified person shall promptly notify the indemnifying party of such action or suit.

7.4     Third Party Claim:

        (a) Subject to paragraph (b) of this Section 7.4, the persons indemnified under this Section Seven shall have the right to conduct and control through counsel of their choosing, any third party claim, action or suit, and the persons indemnified may compromise or settle the same; provided that any of the indemnified persons shall give the indemnifying party advance notice of any proposed compromise or settlement and the indemnifying party shall have the right to approve or reject such proposed compromise or settlement. The indemnified person shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it; provided that the fees and expenses of such counsel shall be borne by the indemnifying party. Subject to paragraph (b) of this Section 7.4, any compromise or settlement with respect to a claim for money damages effected after the indemnifying party by notice or settlement shall discharge the indemnifying party from liability with respect to the subject matter thereof, and no amount in respect thereof shall be claimed as Loss or Expense under this Section Seven.

        (b) If the remedy sought in any action or suit referred to in paragraph (a) of this Section 7.4 is solely money damages and will have no continuing effect on the business of any indemnified person, the indemnifying party shall have 15 business days after receipt of the notice referred to in the last sentence of Section 7.3 to notify the indemnified persons that it elects to conduct and control such action or suit. If the indemnifying party does not give the foregoing notice, the indemnified persons shall have the right to defend, contest, settle or compromise such action or suit in the exercise of their exclusive discretion, and the indemnifying party shall, upon request from any of the indemnified persons, promptly pay to such indemnified persons in accordance with the other terms of this Section Seven the amount of any Loss and all related Expenses resulting from such third-party claim. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and settlement of such action or suit, and the indemnified persons shall cooperate with the indemnifying party in connection therewith; provided that
               (i) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified person; (ii) the indemnifying party shall permit the indemnified persons to participate in such conduct or settlement through counsel chosen by the indemnified persons, but the fees and expenses of such counsel shall be borne by the indemnified persons except as provided in clause (iii) below; and (iii) the indemnifying party shall agree promptly to reimburse to the extent required under this Section Seven the indemnified persons for the full amount of any Loss resulting from such action or suit and all related Expenses incurred by the indemnified persons, except fees and expenses of counsel for the indemnified persons incurred after the assumption of the conduct and control of such action or suit by the indemnifying party. So long as the indemnifying party is contesting any such action or suit in good faith, the indemnified persons shall not pay or settle any such action or suit. Notwithstanding the foregoing, the indemnified persons shall have the right to pay or settle any such action or suit; provided that in such event the indemnified persons shall waive any right to indemnity therefore by the indemnifying party, and no amount in respect thereof shall be claimed as Loss or Expense under this Section Seven.

                                 SECTION EIGHT

                                 MISCELLANEOUS

8.1 Registration Rights: The parties agree that they shall have the respective registration rights in connection with the subsequent offering of the BioChem Common Shares and the Common Shares as set forth in Schedule 4 hereto which Schedule is made a part of this Agreement and is incorporated herein by reference.

8.2 NAVA not to vote its BioChem Common Shares: NAVA covenants and agrees with BioChem that, for so long as it holds BioChem Common Shares, neither it nor any other person shall exercise the voting rights conferred by any of the BioChem Common Shares, unless and until:

        i) NAVA shall have sold or otherwise transferred any of the BioChem Common Shares to a person which is not a shareholder of NAVA and is not related to NAVA or to a NAVA shareholder, in which event, only those BioChem Common Shares that have been so sold or transferred shall confer voting rights;

        ii) a secured creditor which is not a shareholder of NAVA and is not related to NAVA or to a NAVA shareholder shall, pursuant to a bona fide loan, guarantee or other instrument of indebtedness, have become the owner by foreclosure of any BioChem Common Shares, in which event, only those BioChem Common Shares in respect of which ownership was so acquired shall confer voting rights; or

        iii) BioChem shall have issued and sold common shares from treasury to a person other than NAVA, a shareholder of NAVA or a person related to NAVA or to a NAVA shareholder pursuant to a private placement or public offering, including an issuance and sale to directors and officers of BioChem (excluding however, the issuance and sale of shares pursuant to employee or executive share purchase or stock option plans), but only to the extent of the number of BioChem Common Shares as is equal to the number of common shares so issued and sold by BioChem, provided that any sale, transfer or disposition in foreclosure pursuant to any agreement, plan or loan in existence as of the Closing Date shall not be taken into account for purposes of clauses (i), (ii) and
        (iii) of this Section 8.2.

8.3 Voting in favour of adoption of NAVA Share Option Plan: BioChem agrees to exercise the voting rights conferred by the Shares in favour of the adoption of the NAVA Share Option Plan to be adopted pursuant to the Agreement and Plan of Merger dated as of October 25, 1989, by and among NAVA, NAVA Merger Sub and American Vaccine.

8.4 Termination or Amendment: This Agreement may be terminated at any time prior to the filing and effectiveness of the Certificate of Merger with the Secretary of State of Delaware in accordance with the applicable provisions of the Delaware General Corporation Law (i) by mutual consent of the Boards of Directors of NAVA and BioChem, (ii) by either NAVA or BioChem if the share purchase has not been consummated by March 31, 1990 (unless such party's breach caused the delay), or (iii) by either NAVA or BioChem if the other party is in breach of its obligations under this Agreement. In addition, this Agreement may be amended, modified or supplemented by mutual agreement in writing of the Boards of Directors of NAVA and BioChem at any time prior to the effective time referred to hereinabove.

        In the event that this Agreement shall be terminated pursuant to this
        Section 8.4, all further obligations of the parties hereto (other than Section 8.9) shall be terminated without further liability of either party to the other, provided that nothing herein shall relieve any party from its liability for its willful breach of this Agreement.

8.5 Notices: Any notice required or permitted to be given hereunder shall be given by facsimile transmission, by registered mail or by personal delivery (including delivery by courier) to the party for whom it is intended, addressed as follows:

        TO NAVA:                            c/o American Vaccine
                                            1052 West Street, Laurel, MD 20707
                                            U.S.A.

                                            Fax #: 301-470-4219

        Attention:                          President

        with a copy to:                     American Vaccine
                                            1052 West Street, Laurel, MD 20707
                                            U.S.A.

                                            Fax #: 301-470-4219

        Attention:                          President

        with a copy to:                     Shaw, Pittman, Potts & Trowbridge
                                            2300 N Street, N.W.
                                            Washington, D.C.
                                            20037

                                            Fax #: 202-663-8007

        Attention:                          L. Duane Cheek

                                      -29-

        TO BIOCHEM:                         IAF BioChem International Inc.
                                            10900 Hamon Street
                                            Montreal Quebec
                                            H3M 3A2

                                            Fax #: 514-335-9919

        Attention:                          President

        Any notice, if delivered, shall be deemed to have been given or made on the date on which it was transmitted by facsimile or delivered in person or if mailed, shall be deemed to have been given on the third business day following the day on which it was mailed.

8.6 Further documents: The parties hereto undertake to do, sign, execute and deliver such other things, deeds of documents required to give full effect to the Agreement and the transactions contemplated hereby.

8.7 Binding effect: This Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto and shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

8.8 Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8.9 Confidential Nature of Information: Each party agrees that it will treat in confidence all documents, materials and other information ("Confidential Information") which it shall have obtained regarding the other party (including all information regarding American Vaccine and AMVAX) during the course of the negotiations leading to the consummation of the transactions contemplated hereby and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of Confidential Information which have been furnished in connection therewith and neither party shall retain duplicates or copies of such Confidential Information nor use such Confidential Information for any business advantage. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (ii) is known to the public and did not become so known through any violation of a legal obligation, (iii) became known to the public through no fault of such party or (iv) is later lawfully acquired by such party from other sources.

8.10 Letter Agreement: The Agreement supersedes the letter agreement entered into between BioChem and American Vaccine dated as of July 28, 1989 as amended.

        IN WITNESS WHEREOF the parties hereto have duly executed this agreement on the date first hereinabove mentioned.

                                           NORTH AMERICAN VACCINE INC.

                                           Per:/s/ Sharon Mates
                                              -----------------------------
                                               Name and Title
                                               Sharon Mates, Ph.D.
                                               President

                                           IAF BIOCHE NTERNATIONAL INC.

                                           Per:/s/
                                               ---------------------------
                                               Name and Title

                                  INTERVENTION

               For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, American Vaccine and AMVAX, jointly and severally with NAVA (American Vaccine and AMVAX hereby waiving the benefit of division and discussion) hereby i) make all representations and warranties made by NAVA in Section 4.1 of the Share Purchase Agreement entered into between BioChem and NAVA dated January 17, 1990 (the "Share Purchase Agreement") (the "NAVA Representations and Warranties"), only to the extent such representations and warranties concern American Vaccine or AMVAX, provided that where the NAVA Representations and Warranties are made to the knowledge of NAVA, the representations and warranties made by American Vaccine or AMVAX as the case may be, are made to their respective knowledge and ii) agree to be jointly and severally bound with NAVA by the covenants, undertakings and obligations of NAVA set out at Sections 3.2, 5.1, 6.1 and 7.2 of the Share Purchase Agreement.

               DATED this 17th day of January, 1990.

                                            AMERICAN VACCINE CORPORATION

                                     Per:/s/
                                         ---------------------------------
                                     Name and Title:  President

                                     Per:/s/
                                         ---------------------------------
                                     Name and Title Sr. V.P.


                                     AMVAX, INC.


                                     Per:/s/
                                         ---------------------------------
                                     Name and Title:  President

                                     Per:/s/
                                         ---------------------------------
                                     Name and Title:  President

                                   Schedule 1
                        to the Share Purchase Agreement
                        entered into on January 17, 1990
                      between North American Vaccine, Inc.
                       and IAF BioChem International Inc.

     Name of          Number         Exercise       Vesting    Expiry (1)    Payment to
     Holder         of shares         Price          Date         Date        Exercise
     -------        ---------        --------       -------    ----------    -----------
Neil Flanzreich         5,000        $6.75             / /        / /         $33,750.00
Phillip Frost          30,000        $7.75            4/4/89    4/4/94       $232,500.00
Phillip Frost          30,000        $7.75            4/4/90    4/4/94       $232,500.00
Phillip Frost          40,000        $7.75            4/4/91    4/4/94       $310,000.00
Lance Gordon          107,546        $1.06           9/15/89    5/16/92      $113,998.76
Lance Gordon           25,000        $6.75           9/15/89    1/ /94       $168,750.00
Lance Gordon           25,000        $6.75           9/15/90    1/ /94       $168,750.00
Lance Gordon           25,000        $6.75           9/15/91    1/ /94       $168,750.00
Lance Gordon           25,000        $6.75           9/15/92    1/ /94       $168,750.00
Michael Healy          15,000        $7.25             / /       / /          $10,875.00
Lawrence Hineline       2,500        $7.25           5/17/90    5/17/94       $18,125.00
Lawrence Hineline       2,500        $7.25           5/17/91    5/17/94       $18,125.00
Lawrence Hineline       2,500        $7.25           5/17/92    5/17/94       $18,125.00
Lawrence Hineline       2,500        $7.25           5/17/93    5/17/94       $18,125.00
Carl Hochman           10,000        $2.00          11/13/86   11/13/91       $20,000.00
Lyle Kasprick          30,000        $7.75            4/4/89     4/4/94      $232,500.00
Lyle Kasprick          30,000        $7.75            4/4/90     4/4/94      $232,500.00
Lyle Kasprick          40,000        $7.75            4/4/91     4/4/94      $310,000.00

-------------------------

(1) If such Expiry Date for any NAVA Options is accelerated pursuant to the terms of the applicable Option Agreement, the Expiry Date for the corresponding BioChem Options shall be the later of the date 30 days following the accelerated Expiry Date or the date 30 days following receipt by BioChem of written notice pursuant to Section 2.2(c) of the Share Purchase Agreement.

Cormac Lannon       5,000     $7.25     (2)        2/14/94       $36,250.00

Cormac Lannon       5,000     $7.25     (3)        2/14/94       $36,250.00

[UNREADABLE] Maan   5,000     $7.25     __/__/__   __/__/__      $36,250.00
Lee

Wenlii Lin          5,500     $7.25      2/14/89    2/14/94      $39,875.00

Wenlii Lin          5,500     $7.25      2/14/90    2/14/94      $39,875.00

Wenlii Lin          5,500     $7.25      2/14/91    2/14/94      $39,875.00

Wenlii Lin          5,500     $7.25      2/14/92    2/14/94      $39,875.00

Wenlii Lin          5,500     $7.25      2/14/93    2/14/94      $39,875.00

George Marshall    15,000     $7.25     __/__/__   __/__/__     $108,750.00

Sharon Mates       30,000     $7.75       4/4/89     4/4/94     $232,500.00

Sharon Mates       30,000     $7.75       4/4/90     4/4/94     $232,500.00

Sharon Mates       40,000     $7.75       4/4/91     4/4/94     $310,000.00

Richard Pfenniger   5,000     $7.75       4/4/89     4/4/94      $38,750.00

Richard Pfenniger   5,000     $7.75       4/4/90     4/4/94      $38,750.00

Richard Pfenniger   5,000     $7.75       4/4/91     4/4/94      $38,750.00

Jacques Rubin      25,000     $7.25      5/17/90    5/17/94     $181,250.00

Jacques Rubin      25,000     $7.25      5/17/91    5/17/94     $181,250.00

Jacques Rubin      25,000     $7.25      5/17/92    5/17/94     $181,250.00

Jacques Rubin      25,000     $7.25      5/17/93    5/17/94     $181,250.00

Barbara Sampson     1,250     $7.75     10/21/89     4/4/94       $9,687.50

Barbara Sampson     1,250     $7.75       3/5/90     4/4/94       $9,687.50

-----------
(2) The date of completion of American Vaccine's Beltsville plant.

(3) The date on which American Vaccine's Beltsville plant commences operation.

Barbara Sampson      1,250    $7.75      7/3/90 (4)    4/4/94    $  9,687.50

Barbara Sampson      1,250    $7.75     10/31/90(4)    4/4/94    $  9,687.50

Barbara Sampson      1,250    $7.75      2/28/91(4)    4/4/94    $  9,687.50

Barbara Sampson      1,250    $7.75      6/28/91(4)    4/4/94    $  9,687.50

Barbara Sampson      1,250    $7.75     10/26/91(4)    4/4/94    $  9,687.50

Barbara Sampson      1,250    $7.75      2/23/92(4)    4/4/94    $  9,687.50

Ronald Sekura       54,565    $0.004     9/15/89       5/16/92   $    618.26

Ronald Sekura       25,000    $6.75      9/15/89       1/__/94   $168,750.00

Ronald Sekura       25,000    $6.75      9/15/90       1/__/94   $168,750.00

Ronald Sekura       25,000    $6.75      9/15/91       1/__/94   $168,750.00

Ronald Sekura       25,000    $6.75      9/15/92       1/__/94   $168,750.00

Ronald Sekura       12,500    $6.75     __/__/__       __/__/__  $ 84,375.00

Ronald Sekura       12,500    $6.75     __/__/__       __/__/__  $ 84,375.00

Victor Siegel        3,500    $2.75      8/22/86        8/22/91  $  9,625.00

Jeffrey Spragens    30,000    $8.25      4/4/89         4/4/94   $247,500.00

Jeffrey Spragens    30,000    $8.25      4/4/90         4/4/94   $247,500.00

Jeffrey Spragens    40,000    $8.25      4/4/91         4/4/94   $330,000.00

Yan-Ling Zhang       5,000    $7.75      4/4/89         4/4/94   $ 38,750.00

Yan-Ling Zhang       5,000    $7.75      4/4/90         4/4/94   $ 38,750.00

Yan-Ling Zhang       5,000    $7.75      4/4/91         4/4/94   $ 38,750.00

WARRANTS

   Name of         Number of   Exercise    Vesting    Expiry      Payment to
Warrant Holder      Shares      Price        Date      Date        Exercise
--------------     ---------   --------    -------    ------      ----------
B.N. Wolf & Co.      64,688      $4.80     7/31/86    7/31/90     $310,502.40

--------------
(4) Vesting is also conditioned upon the exercise by the National Institute of health of its option to review its contract with American Vaccine for the provision of bulk pertussis toxoid for each such 120-day period.

                                   SCHEDULE 2

                            SHAREHOLDERS' AGREEMENT
                (See Exhibit 9.1 to the Registration Statement)

                                   SCHEDULE 3

                         TECHNOLOGY TRANSFER AGREEMENT
                 See Exhibit 2.4 to the Registration Statement)

                                   SCHEDULE 4

                              REGISTRATION RIGHTS

                                  SECTION ONE
                          BIOCHEM REGISTRATION RIGHTS

        1.1. Certain Definitions. As used in this Section 1 to Schedule 4 of the Share Purchase Agreement entered into between North American Vaccine, Inc. and IAF BioChem International Inc. on January 17, 1990, (the "Share Purchase Agreement") the following terms shall have the following respective meanings, and all other defined terms shall have the meanings ascribed thereto in the Share Purchase Agreement.

        "Registrable Securities" shall mean (i) the Common Shares and (ii) any NAVA common shares issued pursuant to the Options or issued or issuable in respect of the Common Shares, upon any stock split, stock dividend, recapitalization, or similar event, so long as the Common Shares and any NAVA common shares issued in respect of the Common Shares are owned by BioChem.

        The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

        "Registration Expenses" shall mean all expenses incurred by NAVA in complying with Sections 1.2 and 1.3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for NAVA, blue sky fees and expenses (including those of counsel for the underwriters(s)), marketing expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of NAVA which shall be paid by NAVA).

        "SEC" shall mean the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

        "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by BioChem and all fees and disbursements of counsel for BioChem.

        "Securities Act" shall mean the Securities Act of 1933.

        1.2. Requested Registration. (a) Request for Registration. BioChem shall have a one time right pursuant to this Section 1.2 to request NAVA to register the offering of up to all but not less than 25% of BioChem's Registrable Securities owned by BioChem as of the Closing Date. In case NAVA shall receive from BioChem a written request pursuant to Section 1.2(b) hereof that NAVA effect any registration, qualification or compliance with respect to the Registrable Securities, NAVA will, as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all Registrable Securities owned by BioChem; provided, however, that NAVA shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this
Section 1.2:

        (i) in any particular jurisdiction in which NAVA would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless NAVA is already subject to service in such jurisdiction and except as may be required by the Securities Act;

        (ii) prior to the first anniversary of the Closing Date;

        (iii) during the period starting with the date 50 days prior to NAVA's estimated date of filing of, and ending on the date 90 days immediately following the effective date of any registration statement pertaining to securities of NAVA (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); provided that NAVA is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that NAVA's estimate of the date of filing of such registration statement is made in good faith;

        (iv) after NAVA has effected one such registration pursuant to this subparagraph 1.2(a) and such registration has been declared or ordered effective;

        (v) if NAVA shall furnish to BioChem a certificate signed by the President of NAVA stating that in the good fath judgment of the Board of Directors it would be seriously detrimental to NAVA or its shareholders for a registration statement to be filed in the near future, in which case NAVA's obligation to use its best efforts to register, qualify or comply under this
Section 1.2 shall be deferred not more than once for a period not to exceed 90 days; or

        (vi) after the fifth anniversary of the Closing Date;

Subject to the foregoing clauses (i) through (vi), NAVA shall file a registration statement covering an offering of the Registrable Securities so requested to be registered as soon as practicable after receipt of the request of BioChem.

        (b) Notice. The right of BioChem to registration pursuant to Section
1.2 shall be conditioned upon NAVA's receipt of written notice from BioChem which shall include a description of BioChem's proposed plan of distribution of its Registrable Securities and the underwriting arrangements, if any. In the context of such registration with a view to a non-exempt offering, NAVA shall have the right to approve such plan of distribution and underwriting arraigements, which approval will not be unreasonably withheld. Nothing herein shall apply to an offering by way of private placement.

        1.3. Piggyback Registration Rights.

        (a) Notice of Registration. If, at any time or from time to time, NAVA shall determine to register any of its securities, either for its own account or the account of a securityholder or holders (other than BioChem) exercising their respective demand registration rights, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a SEC Rule 145 transaction, NAVA will:

        (A) promptly give to BioChem written notice thereof; and

        (B) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 30 days after receipt of such written notice from NAVA by BioChem; provided, however, that NAVA shall have no obligation to include in such registration a number of Registrable Securities equal to less than 25% of the Registrable Securities owned by BioChem as of the Closing Date.

        (b) Underwriting. If the registration of which NAVA gives notice is for a registered public offering involving an underwriting, NAVA shall so advise BioChem as a part of the written notice given pursuant to Section 1.3(a) above. In such event, the right of BioChem to registration pursuant to Section 1.3(a) shall be conditioned upon BioChem's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. BioChem, if it is proposing to distribute its Registrable Securities through such underwriting, shall (together with NAVA) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by NAVA. Notwithstanding any other provision of this Section 1.3, if the managing underwriter determines that marketing factors require a limitation of the number of Registrable Securities to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration or completely exclude the Registrable Securities from such registration. NAVA shall so advise BioChem of the number of Registrable Securities that may be included in the registration and underwriting. If BioChem disapproves of the terms of any such underwriting, it may elect to withdraw therefrom, without the loss to BioChem of any rights under this
Section 1, by written notice to NAVA and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to 90 days after the effective date of the registration statement relating thereto. NAVA may include common shares held by shareholders other than BioChem in a registration statement pursuant to Section 1.2 and this Section 1.3 only if, and to the extent, the amount of Registrable Securities includable in such registration would not thereby be diminished.

        (c) Right to Terminate Registration. NAVA shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not BioChem has elected to include securities in such registration.

        (d) Termination of Registration Rights. BioChem's registration rights under this Section 1.3 shall terminate on the fifth anniversary of the Closing Date.

        1.4. Expenses of Registration. All Registration Expenses and Selling Expenses incurred in connection with a registration pursuant to Section 1.2 shall be borne by BioChem; provided, however, that in the event one or more holders of NAVA common shares exercise any piggyback registration rights with respect to a registration under Section 1.2, BioChem shall have no obligation to pay for that portion of the Registration Expenses incurred as a result of such holder's or holders' exercise of such piggyback registration rights. All Selling Expenses incurred in connection with any registration pursuant to
Section 1.3 shall be borne by BioChem and a pro rata share of the Registration Expenses incurred in connection with any registration pursuant to Section 1.3 shall be borne by BioChem on the basis of the number of Registrable Securities so registered divided by the aggregate number of shares registered pursuant to such registration.

        1.5. Registration Procedures. In the case of each registration, qualification or compliance effected by NAVA pursuant to this Section 1, NAVA will keep BioChem advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At the expense of BioChem and/or NAVA as determined pursuant to Section 1.4, NAVA will:

        (a) prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least 120 days, and prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective or current, as the case may be, for at least 120 days; provided that no such registration shall constitute a shelf registration under Rule 415 promulgated by the SEC under the Securities Act;

        (b) enter into a written underwriting agreement in customary form and substance reasonably satisfactory to NAVA, BioChem and the managing underwriter or underwriters of the public offering of such securities, if the offering is to be underwritten in whole or in part;

        (c) furnish to BioChem if it is participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

        (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as BioChem may reasonably request within ten days prior to the original filing of such registration statement, except that NAVA shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified;

        (e) notify BioChem, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

        (f) notify BioChem promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

        (g) prepare and file with the SEC promptly upon the request of BioChem, any amendments or supplements to such registration statement or prospectus which, in the reasonable opinion of counsel for BioChem, is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Registrable Securities by BioChem;

        (h) prepare and promptly file with the SEC, and promptly notify BioChem of the filing of, such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event has occurred as the result of which any such registration statement or prospectus contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, not misleading, in the light of the circumstances in which they were made;

        (i) in case BioChem or any underwriter for BioChem is required to deliver a prospectus at a time when the prospectus then in effect may no longer be used under the Securities Act, prepare promptly upon request such amendment or amendments to such registration statement and such prospectuses as may be necessary to permit compliance with the requirements of the Securities Act;

        (j) advise BioChem, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

        (k) at the request of BioChem, furnish on the effective date of the registration statement and, if such registration includes an underwritten public offering, at the closing provided for in the underwriting agreement, (i) an opinion, dated each such date, of the counsel representing NAVA for the purposes of such registration, addressed to the underwriters, if any, and to BioChem, covering such matters with respect to the registration statement, the prospectus and each amendment or supplement thereto, proceedings under state and Federal securities laws, other matters relating to NAVA, the securities being registered and the offer and sale of such securities as are customarily the subject of opinions of issuer's counsel provided to underwriters in underwritten public offerings, and (ii) to the extent NAVA's accounting firm is willing to do so, a letter dated each such date, from the independent certified public accountants of NAVA, addressed to the underwriters, if any, and to BioChem, stating that they are independent certified public accountants of NAVA, addressed to the underwriters, if any, and to BioChem, stating that they are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants the financial statements and other financial data of NAVA included in the registration statement or the prospectus or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act, and additionally covering such other financial matters, including information as to the period ending not more than five business days prior to the date of such letter with respect to the registration statement and prospectus, as the underwriters or BioChem may reasonably request.

        1.6. Indemnification. (a) NAVA will indemnify BioChem, each of its officers, directors and partners, and each person controlling BioChem within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this
Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by NAVA of any rule or regulation promulgated under the Securities Act applicable to NAVA in connection with any such registration, qualification or compliance, and NAVA will reimburse BioChem, each of its officers, directors and partners, and each person controlling BioChem, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that NAVA will no. be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to NAVA by an instrument duly executed by BioChem or any such controlling person or underwriter expressly for use therein.

        (b) BioChem will indemnify NAVA, each of its directors and officers, each underwriter, if any, of NAVA's securities covered by such a registration statement and each person who controls NAVA or such underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse NAVA, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to NAVA by an instrument duly executed by BioChem expressly for use therein.

        (c) Each party entitled to indemnification under this Section 1.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgement or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

        1.7. Information by BioChem. It shall be a condition precedent to the obligations of NAVA to effect a registration pursuant to this Section 1 that BioChem shall furnish to NAVA such information regarding BioChem, the Registrable Securities held by it and the distribution proposed by BioChem as NAVA may request in writing and as shall be required in connection with any registration qualification or compliance referred to in this Section 1.

        1.8. No Transfer of Registration Rights. The rights to cause NAVA to register securities granted to BioChem under Section 1.2 and 1.3 are not assignable in connection with any transfer or assignment of Registrable Securities by BioChem or otherwise.

        1.9. Limitation on Injunctions. BioChem shall not have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of the provisions of this Section 1.

                                  SECTION TWO
                            NAVA REGISTRATION RIGHTS

        2.1. Certain Definitions. As used in this Section 2 to Schedule 4 of the Share Purchase Agreement, the following terms shall have the following respective meanings, and all other defined terms shall have the meaning ascribed thereto in the Share Purchase Agreement.

        "Commissions" shall mean the securities commissions of the Provinces of Quebec and Ontario.

        "Securities" shall mean (i) the BioChem Common Shares and (ii) any BioChem common shares issued or issuable in respect of the BioChem Common Shares, upon any stock split, stock dividend, recapitalization, or similar event, so long as the BioChem Common Shares and any BioChem Common Shares issued in respect of the BioChem Common Shares are owned by NAVA.

        The terms "qualify," and "qualified for distribution" refer to qualification for distribution (including, where appropriate, distribution to the public) of Securities effected by preparing and filing with the Commissions a prospectus in compliance with the Securities Act.

        "Expenses" shall mean all expenses incurred by BioChem in complying with Sections 2.2 and 2.3 hereof, including, without limitation, all qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for BioChem (including those of counsel for the underwriters(s)), marketing expenses and the expense of any special audits incident to or required by any such qualification for distribution (but excluding the compensation of regular employees of BioChem which shall be paid by BioChem).

        "Selling Expenses" shall mean all underwriting discounts, selling commissions and share transfer taxes applicable to the securities qualified for distribution by NAVA and all fees and disbursements of counsel for NAVA.

        "Securities Acts" shall mean the securities acts of the Provinces of Quebec and Ontario.

        2.2. Requested Qualification For Distribution. (a) Request for Qualification for Distribution. NAVA shall have a one time right pursuant to this Section 2.2 to request BioChem to qualify for distribution the offering of all, but not a portion of the Securities owned by NAVA at the time of such request. In case BioChem shall receive from NAVA a written request that BioChem effect any qualification for distribution with respect to the Securities, BioChem will, as soon as practicable, use its best efforts to effect such qualification for distribution (including, without limitation, appropriate compliance with the Securities Acts and any other securities regulatory and stock exchange requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all Securities owned by NAVA; provided, however, that BioChem shall not be obligated to take any action to effect any such qualification for distribution pursuant to this Section 2.2:

        (i) in any particular jurisdiction in which BioChem would be required to execute a general consent to service of process in effecting such qualification for distribution unless BioChem is already subject to service in such jurisdiction and except as may be required by the Securities Act;

        (ii) prior to the first anniversary of the Closing Date;

        (iii) during the period starting with the date 60 days prior to BioChem's estimated date of filing of, and ending on the date 90 days immediately following the date of any preliminary prospectus qualifying the distribution of securities of BioChem (other than a distribution of securities under Section 50 of the Securities Act (Quebec) or Sections 71(1)(h) or 71(1)(i) of the Securities Act (Ontario) or with respect to any employee benefit plan); provided that BioChem is actively employing in good faith all reasonable efforts to file its final prospectus and obtain receipts in respect thereof from the Commissions and that BioChem's estimate of the date or filing of the preliminary prospectus is made in good faith;

        (iv) after BioChem has effected one such qualification pursuant to this subparagraph 2.2(a), and receipts in respect of a final prospectus have been issued under the Securities Acts in connection therewith and the securities offered pursuant to such qualification for distribution have been sold;

        (v) if BioChem shall furnish to NAVA a certificate signed by the President of BioChem stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to BioChem or its shareholders for a prospectus to be filed in the near future, in which case BioChem's obligation to use its best efforts to qualify under this Section 2.2 shall be deferred, not more than once in any 12-month period, for a period not to exceed 90 days; or

        (vi) after the fifth anniversary of the Closing Date.

        Subject to the foregoing clauses (i) through (vi), BioChem shall file a prospectus qualifying a distribution of Securities so requested to be qualified for distribution as soon as practicable, after receipt of the request of NAVA.

        (b) Notice. The right of NAVA to qualification for distribution pursuant to Section 2.2 shall be conditioned upon BioChem's receipt of written notice from NAVA which shall include a description of NAVA's proposed plan of distribution and its Securities and the underwriting arrangements, if any.

        (c) Offering of Securities in the United States. If at the time of any offering pursuant to Section 2.2, the common shares of BioChem are registered under the Securities Act of 1933 and in connection with such offering, NAVA desires to offer for sale its Securities in the United States, the parties hereto shall negotiate in good faith, terms and conditions for the registration of such securities in the United States comparable to those set forth in
Section 1.2 hereof.

        2.3. Piggyback Rights.

        (a) Notice of Qualification for Distribution. If, at any time or from time to time, BioChem shall determine to qualify for distribution to the public by prospectus any of its common shares, either for its own account or the account of a securityholder or holders (other than NAVA) exercising their respective demand qualification for distribution rights, other than (i) a distribution relating solely to employee benefit plans, or (ii) a distribution that is exempted from the prospectus requirements of the Securities Acts, BioChem will:

        (A) promptly give to NAVA written notice thereof; and

        (B) include in such qualification for distribution and in any underwriting involved therein, all the Securities specified in a written request or requests, made within 30 days after receipt of such written notice from BioChem by NAVA; provided, however, that BioChem shall have no obligation to include in such qualification for distribution a number of Securities equal to less than 25% of the Securities owned by NAVA as of the Closing Date.

        (b) Underwriting. If the qualification for distribution of which BioChem gives notice is for a public offering involving an underwriting, BioChem shall so advise NAVA as a part of the written notice given pursuant to
Section 2.3(a) above. In such event, the rights of NAVA pursuant to Section 2.3(a) shall be conditioned upon NAVA's participation in such underwriting and the inclusion of Securities in the underwriting to the extent provided herein. NAVA, if it is proposing to distribute its Securities through such underwriting, shall (together with BioChem) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by BioChem. Notwithstanding any other provision of this Section 2.3, if the managing underwriter determines that marketing factors require a limitation of the number of Securities to be underwritten, the managing underwriter may limit the Securities to be included in such distribution or completely exclude the Securities from such distribution. BioChem shall so advise NAVA of the number of

Securities that may be included in the distribution and underwriting. If NAVA disapproves of the terms of any such underwriting, it may elect to withdraw therefrom, without the loss to NAVA of any rights under this Section 2, by written notice to BioChem and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall not be transferred in a public offering prior to 90 days after the date of the final prospectus relating thereto. BioChem may include common shares held by shareholders other than NAVA in a distribution pursuant to Section 2.2 and this Section 2.3 only if, and to the extent, the amount of Securities includable in such distribution would not thereby be diminished.

        (c) Right to Terminate Distribution BioChem shall have the right to terminate or withdraw from any distribution initiated by it under this Section
2.3 prior to the date of closing of such distribution whether or not NAVA has elected to include Securities in such distribution.

        (d) Termination of Registration Rights. NAVA's registration rights under this Section 2.3 shall terminate on the fifth anniversary of the Closing Date.

        2.4. Expenses All Expenses and Selling Expenses incurred in connection with a distribution pursuant to Section 2.2 shall be borne by NAVA; provided, however, that in the event one or more holders of BioChem common shares exercise any piggyback rights with respect to a qualification for distribution under Section 2.2, NAVA shall have no obligation to pay for that portion of the Expenses incurred as a result of such holder's or holders' exercise of such piggyback rights. All Selling Expenses incurred in connection with any distribution pursuant to Section 2.3 shall be borne by NAVA and a pro rata share of the Expenses incurred in connection with any distribution pursuant to Section 2.3 shall be borne by NAVA on the basis of the number of Securities so qualified for a distribution divided by the aggregate number of shares qualified for distribution pursuant to such qualification for distribution.

        2.5. Qualification of Distribution Procedures. In the case of a distribution effected by BioChem pursuant to this Section 2., BioChem will keep NAVA advised in writing as to the initiation of each such distribution and as to the completion thereof. At the expense of NAVA and/or BioChem as determined pursuant to Section 2.4, BioChem will:

        (a) prepare and file with the Commissions a preliminary prospectus with respect to such securities and use its best efforts to prepare and file with the Commissions a final prospectus; provided that no such prospectus shall constitute a shelf prospectus under Section 24.1 of the Securities Act (Quebec) or Section 52.2 of the Securities Act (Ontario).

        (b) enter into a written underwriting agreement in customary form and substance reasonably satisfactory to BioChem, NAVA and the managing underwriter or underwriters of the public offering of such securities, if the distribution is to be underwritten in whole or in part;

        (c) furnish to NAVA if it is participating in such distribution and to the underwriters of the securities being qualified such reasonable number of copies of the preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

        (e) notify NAVA, promptly after it shall receive notice thereof, of the time when receipts in respect of the preliminary and final prospectuses have been issued by the Commissions.

        (f) notify NAVA promptly of any request by the Commissions for the amending or supplementing of the preliminary and final prospectuses or for additional information;

        (g) prepare and file with the Commissions promptly upon the request of NAVA, any amendments or supplements to the preliminary or final prospectuses which, in the reasonable opinion of counsel for NAVA, is required under the Securities Act in connection with the distribution of the Securities by NAVA;

        (h) prepare and promptly file with the Commissions, and promptly notify NAVA of the filing of, such amendment or supplement to the preliminary or final prospectuses if, since the filing of the preliminary or final prospectus, a change in a "material fact" (as such expression is defined under the Securities
Acts) has occurred which is or may be of such a nature as to render such prospectus untrue or misleading or result in a misrepresentation (as defined in the Securities Acts) therein likely to affect the value or the market price of the securities to be distributed or which would result in such prospectus not complying (to the extent such compliance is required) with the Securities Acts.

        (i) in case NAVA or any underwriter for NAVA is required to deliver a prospectus at a time when the prospectus then in effect may no longer be used under the Securities Acts, prepare promptly upon request such amendment or amendments to such prospectuses as may be necessary to permit compliance with the requirements of the Securities Acts;

        (j) advise NAVA, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any cease trade order by the Commissions relating to the distribution of the securities or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any cease trade order or to obtain its withdrawal if such cease trade order should be issued; and

        (k) at the request of NAVA, furnish on the closing date provided for in the underwriting agreement, (i) an opinion, dated such date, of the counsel representing BioChem for the purposes of such qualification for distribution, addressed to the underwriters, if any, and to NAVA, covering such matters with respect to the prospectus and each amendment or supplement thereto, proceedings under applicable securities laws, other matters relating to BioChem, the securities being qualified for distribution and the offer and sale of such securities as are customarily the subject of opinions of issuer's counsel provided to underwriters in underwritten public offerings, and (ii) to the extent BioChem's accounting firm is willing to do so, a letter dated such date, from the independent auditors of BioChem, addressed to the underwriters, if any, and to NAVA, stating that they are independent auditors and that in the opinion of such auditors, the financial statements and other financial data of BioChem included in the prospectus or any amendment or supplement thereto comply in all material respect with the applicable accounting requirements of the Securities Acts, and additionally covering such other financial matters, including information as to the period ending not more than five business days prior to the date of such letter with respect to the prospectus, as the underwriters or NAVA may reasonably request.

        2.6. Indemnification. (a) BioChem will indemnify NAVA, each of its officers and directors and each person controlling NAVA within the meaning of the Securities Acts, with respect to the qualification for distribution effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter within the meaning of the Securities Acts, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), which may be incurred or arise by reason of the preliminary or the final prospectus containing any misrepresentation (as defined in the Securities Acts) or containing any information or statement that is untrue with respect to a material fact (as defined in the Securities Acts) or by reasons of the omission to state therein any fact required to be stated therein or necessary to make the statements therein not misleading in the circumstances they were made, or any violation by BioChem under the Securities Acts in connection with any such qualification for distribution, and BioChem will reimburse NAVA, each of its officers and directors and each person controlling NAVA, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that BioChem will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to BioChem by an instrument duly executed by NAVA or any such controlling person or underwriter expressly for use therein.

        (b) NAVA will indemnify BioChem, each of its directors and officers, each underwriter, if any, of BioChem's securities covered by such a qualification for distribution and each person who controls BioChem or such underwriter within the meaning of the Securities Acts, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), which may be incurred or arise by reason of the preliminary or the final prospectus containing any misrepresentation (as defined in the Securities Acts) or containing any information or statement that is untrue with respect to a material fact (as defined in the Securities Acts) or by reason of the omission to state therein any fact required to be stated therein or necessary to make the statements therein not misleading in the circumstances they were made and will reimburse BioChem, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to BioChem by an instrument duly executed by NAVA expressly for use therein.

        (c) Each party entitled to indemnification under this Section 2.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

        2.7. Information by NAVA. It shall be a condition precedent to the obligations of BioChem to effect a qualification for distribution pursuant to this Section 2 that NAVA shall furnish to BioChem such information regarding NAVA, the Securities and the distribution proposed by NAVA as BioChem may request in writing and as shall be required in connection with any qualificatior for distribution referred to in this Section 2.

        2.8. No Transfer of Rights. The rights to cause BioChem to qualify for distribution securities granted to NAVA under Sections 2.2 and 2.3 are not assignable in connection with any transfer or assignment of Securities by NAVA o: otherwise.

        2.9. Limitation on Injunctions. NAVA shall not have any right to obtain or seek an injunction restraining or otherwise delaying any distribution as the result of any controversy that might arise with respect to the interpretation or implementation of the provisions of this Section 2.